SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13D-1(a))

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                              ( Amendment No. 15)1


                                 ENERCORP, INC.
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)


                                    292906104
                                 (CUSIP Number)


    Robert Hebard, 7001 Orchard Lake Rd., Suite 424, W. Bloomfield, MI 48322
                                 (248) 851-5654
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 August 14, 1998
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ].


---------------------------
1 The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and
for  any  subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.


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                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___2____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Thomas W. Itin
                      ###-##-####

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                             N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                           USA


    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        10,267

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8   SHARED VOTING POWER
    BENEFICIALLY                                                        38,882
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                              10,267

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER
                                                                        38,882

    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        49,149

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             X

    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          8.3%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            IN

    --------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 1 of 15


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                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___3____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Shirley B. Itin
                      ###-##-####
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
                           USA


    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        60,352

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY                                                        23,542
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                              60,352

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER
                                                                        23,542

    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        23,542

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             X

    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          4.0%

    --------------------------------------------------------------------------------------------------------------------------------

     14  TYPE OF REPORTING PERSON*
                                                                            IN

    --------------------------------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 2 of 15
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                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___4____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Thomas W. Itin IRA Trust

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         5,333

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------

    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               5,333

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         5,333

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.9%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            EP

    --------------------------------------------------------------------------------------------------------------------------------

                                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 3 of 15
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                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___5____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      TICO
                      38-3023846
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan co-partnership

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        16,000

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING           9   SOLE DISPOSITIVE POWER
    PERSON                                                              16,000

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        16,000

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          2.7%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            PN

    --------------------------------------------------------------------------------------------------------------------------------

                                  *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 4 of 15

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
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                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___6____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      IOC, Inc. Profit Sharing Trust
                      38-1896931
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____


    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan Trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         4,933

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               4,933

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         4,933
    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.8%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            EP

    --------------------------------------------------------------------------------------------------------------------------------

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 5 of 15

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


                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___7____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SICO
                      38-3023843
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  _____



                              N/A                                                                  (b)  _____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan co-partnership

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         2,667

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               2,667

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         2,667

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.5%

    --------------------------------------------------------------------------------------------------------------------------------

     14  TYPE OF REPORTING PERSON*
                                                                           PN

    --------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 6 of 15

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

                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___8____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Acrodyne Profit Sharing Trust
                      51-6109796
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                             0

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                                   0

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                             0

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.0%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            EP

    --------------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 7 of 15

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


                                                           SCHEDULE 13D

    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___9____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Whitney Lynne Hebard Irrevocable Trust

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        14,221

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8     SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                              14,221

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        14,221
    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          2.4%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            00

    --------------------------------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 8 of 15

                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___10____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Gregory Robert Hebard Irrevocable Trust

    --------------------------------------------------------------------------------------------------------------------------------
      2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                   (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        14,221

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                              14,221

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        14,221
    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          2.4%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            00

    --------------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 9 of 15

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
                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___11____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Elinor Lee Itin Irrevocable Trust

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        18,577

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                              18,577

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        18,577
    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          3.1%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            00

    --------------------------------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 10 of 15


                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___12____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      LBO Capital Corp.
                      38-27807333
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Colorado corporation

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                        15,341

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                              15,341

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                        15,341

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          2.6%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            CO

    --------------------------------------------------------------------------------------------------------------------------------

                                         *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 11 of 15

                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___13____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      First Equity Corporation
                      38-24805174
    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan corporation

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         4,875

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               4,875

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         4,875

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.8%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            CO

    --------------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 12 of 15

                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___14____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Wyatt Otto Itin Irrevocable Trust

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         4,444

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               4,444

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         4,444

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.8%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            00

    --------------------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 13 of 15

                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___15____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Timothy S. Itin Irrevocable Trust

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         4,444

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               4,444

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         4,444

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.8%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            00

    --------------------------------------------------------------------------------------------------------------------------------

                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 14 of 15


                                                           SCHEDULE 13D


    ---------------------------------                                          -----------------------------------------------------
    CUSIP NO. 292906104                                                        Page___16____ of ___23__Pages
    ---------------------------------                                          -----------------------------------------------------


    --------------------------------------------------------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Nina B. Itin Irrevocable Trust

    --------------------------------------------------------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a)  ____



                              N/A                                                                  (b)  ____



    --------------------------------------------------------------------------------------------------------------------------------
     3   SEC USE ONLY


    --------------------------------------------------------------------------------------------------------------------------------
     4   SOURCE OF FUNDS *
                              N/A


    --------------------------------------------------------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)



    --------------------------------------------------------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION

                           Michigan trust

    --------------------------------------------------------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
                                                                         4,444

                       -------------------------------------------------------------------------------------------------------------
    SHARES             8    SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
    EACH
                       -------------------------------------------------------------------------------------------------------------
    REPORTING          9    SOLE DISPOSITIVE POWER
    PERSON                                                               4,444

                       -------------------------------------------------------------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER


    --------------------------------------------------------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         4,444

    --------------------------------------------------------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



    --------------------------------------------------------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                                          0.8%

    --------------------------------------------------------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
                                                                            00

    --------------------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTIONS BEFORE FILLING OUT!
    SEC 1746 (9-88) 15 of 15

CUSIP No. 292906104                                           Page 17 of 23

                                 ENERCORP, INC.

                                  SCHEDULE 13D

ITEM 1.     SECURITY AND ISSUER
            Common Stock, No Par Value
            Enercorp, Inc.
            7001 Orchard Lake Rd., Suite 424
            West Bloomfield, MI  48322

ITEM 2.     IDENTITY AND BACKGROUND
            a. This  Schedule  13D is  being  filed  jointly  by  Thomas  W.
               Itin, Shirley B. Itin, Acrodyne Profit Sharing Plan Trust ("APS"), a Michigan trust, IOC, Inc. Profit Sharing Trust ("IPS"), a Michigan trust, TICO, a Michigan co-partnership, SICO, a Michigan co-partnership, First Equity Corporation ("FEC"), a Michigan corporation, LBO Capital Corp.("LBO"), a Colorado corporation, by Thomas W. Itin IRA Trust, Whitney Lynne Hebard Irrevocable Living Trust ("WLH Trust"), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust") Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"), Wyatt Otto Itin Irrevocable Living Trust ("WOI Trust"), Timothy S. Itin Irrevocable Living Trust ("TSI Trust") and Nina B. Itin Irreovacable Living Trust ("NBI" Trust). Mr. Itin is trustee and sole beneficiary of APS and IPS, and is a partner in each of TICO and SICO. Mr. Itin is President and Chairman of the Board of LBO. Mrs. Itin is a partner in SICO and TICO. Mrs. Itin is Chairman and President of FEC. Mrs. Itin is the trustee of the trusts (WLH Trust, GRH Trust, ELI Trust, WOI Trust, TSI Trust and NBI Trust) and has the power to vote or to direct the vote of the shares held by these Trusts. Pursuant to Rule 13d-4, Mr. and Mrs. Itin disclaim beneficial ownership of the shares held by the Trusts. Mr. Itin disclaims beneficial ownership in excess of his pecuniary interest regarding the stock owned by LBO and Mrs. Itin disclaims beneficial ownership in excess of her pecuniary interest regarding the stock owned by FEC. None of the shares reported herein are owned of record by Mr. Itin or Mrs. Itin.

            b.  7001 Orchard Lake Road, Suite 424
                W. Bloomfield, MI 48322

            c.  Mr. Itin                        Mrs. Itin
                Chairman & President,           Chairman & President
                TWI International, Inc.         First Equity Corporation
                Same address                    Same address

CUSIP No. 292906104                                           Page 18 of 23


            d. Neither Mr. or Mrs. Itin has been convicted in any criminal proceedings during the last five years.

            e. Neither Mr. or Mrs. Itin has been a party to any civil proceeding relating to security violations during the last five years.

            f. Citizenship: U.S.A. - Thomas Itin & Shirley Itin; Michigan trusts - WLH Trust, GRH Trust, ELI Trust, TSI Trust, WOI Trust, NBI Trust, Thomas W. Itin IRA Trust, IPS & APS; Michigan co-partnerships - TICO & SICO; Michigan corporation - First Equity Corporation; and Colorado corporation - LBO Capital Corp.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS:

                  N/A

ITEM 4.     PURPOSE OF TRANSACTION:  Reduction of notes and estate planning

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER:

            a.  (1) 49,149 shares (8.3%) beneficially owned by Mr. Itin

                  Includes:(i) 16,000 shares (2.7%) owned by TICO (ii) 4,933 shares (.8%) owned by IPS; (iii) 5,333 shares (.9%) owned by Thomas W. Itin IRA Trust; (iv) 2,667 shares
                  (.5%) owned by SICO. It also includes 15,341 shares (2.6%) owned by LBO Capital Corp. and 4,875 shares (.8%) owned by FEC. Mr. Itin disclaims beneficial ownership of the shares owned by LBO in excess of his pecuniary interest (56% ownership of LBO). Mr. Itin disclaims beneficial ownership of the shares owned by FEC in excess of his pecuniary interest. Mr. Itin's spouse is President of FEC.

                (2) 23,542 shares (4.0%) beneficially owned by Mrs. Itin

                  Includes:(i) 16,000 shares (2.7%) owned by TICO and (ii) 2,667 shares (.5%) owned by SICO and 4,875 shares (.8%) owned by First Equity Corporation. Mrs. Itin disclaims beneficial ownership in excess of her pecuniary interest (20%) in FEC.

CUSIP No. 292906104                                            Page 19 of 23


                  The percentage of ownership does not include (i) 14,221 shares (2.4%) owned by WLH Trust; (ii) 14,221 shares (2.4%) owned by GRH Trust; (iii) 18,577 shares (3.1%) owned by ELI Trust; (iv) 4,444 shares (.8%) owned by TSI Trust; (v) 4,444 shares (.8%) owned by NBI Trust; and (vi) 4,444 shares (.8%) owned by WOI Trust. Mr. and Mrs. Itin disclaim beneficial ownership of the shares held by the Trusts.

                (3) 15,341 shares (2.6%) owned by LBO Capital Corp.

                (4)  4,875 shares (.8%) owned by First Equity Corporation.

            b.    See numbers 7 and 9 on cover page

            c.    Transactions within the past 60 days:

             (i)  (1)  Acrodyne Profit Sharing Trust
                  (2)  August 14, 1998
                  (3)  40,427 shares disposed
                  (4)  $4.50
                  (5)  Reduction of note owed to First Equity Corporation

            (ii)  (1)  First Equity Corporation
                  (2)  August 14, 1998
                  (3)  40,427 shares acquired
                  (4)  $4.50
                  (5)  Received from APS for reduction of note owed

            (iii) (1)  First Equity Corporation
                  (2)  August 14, 1998
                  (3)  35,552 shares disposed
                  (4)  $4.50
                  (5)  Reduction of note owed to TICO

            (iv)  (1)  TICO
                  (2)  August 14, 1998
                  (3)  35,552 shares acquired
                  (4)  $4.50
                  (5)  Received from FEC for reduction of note owed

            (v)   (1)  TICO
                  (2)  August 14, 1998
                  (3)  35,552 shares disposed
                  (4)  $4.50
                  (5)  Gifts to trusts and other parties

CUSIP No. 292906104                                           Page 20 of 23
            (vi)  (1)  WLH Trust
                  (2)  August 14, 1998
                  (3)  8,888 shares acquired
                  (4)  $4.50
                  (5)  4,444  shares   gifted  from  TICO  and  4,444  shares
                  gifted from Robert & Dawn Hebard

            (vii) (1)  GRH Trust
                  (2)  August 14, 1998
                  (3)  8,888 shares acquired
                  (4)  $4.50
                  (5)  4,444  shares   gifted  from  TICO  and  4,444  shares
                  gifted from Robert & Dawn Hebard

            (viii)(1)  ELI Trust
                  (2)  August 14, 1998
                  (3)  4,444 shares acquired
                  (4)  $4.50
                  (5)  Shares gifted from TICO

            (ix)  (1)  WOI Trust
                  (2)  August 14, 1998
                  (3)  4,444 shares acquired
                  (4)  $4.50
                  (5)  Shares gifted from TICO

            (x)   (1)  TSI Trust
                  (2)  August 14, 1998
                  (3)  4,444 shares acquired
                  (4)  $4.50
                  (5)  Shares gifted from TICO

            (xi)  (1)  NBI Trust
                  (2)  August 14, 1998
                  (3)  4,444 shares acquired
                  (4)  $4.50
                  (5)  Shares gifted from TICO

CUSIP No. 292906104                                           Page 21 of 23


ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  None

ITEM 7.           Material to be Filed as Exhibits.

                  None

CUSIP No. 292906104                                            Page 22 of 23


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: August 14, 1998               s\ Thomas W. Itin
                                          ------------------
                                          Thomas W. Itin


      Dated: August 14, 1998                s\ Shirley B.  Itin
                                          ---------------------
                                          Shirley B. Itin

                          Acrodyne Profit Sharing Trust

      Dated: August 14, 1998                s\ Thomas W. Itin
                                          -------------------
                             Thomas W. Itin, Trustee

                                          IOC, Inc. Profit Sharing Trust

      Dated: August 14, 1998                s\ Thomas W. Itin
                                          -------------------
                             Thomas W. Itin, Trustee

                                          TICO, a Michigan co-partnership

      Dated: August 14, 1998                s\ Thomas W. Itin
                                          -------------------
                             Thomas W. Itin, Partner

                                          SICO, a Michigan co-partnership

      Dated: August 14, 1998                s\ Shirley B. Itin
                                          --------------------
                            Shirley B. Itin, Partner

                            Thomas W. Itin IRA Trust

      Dated: August 14, 1998                s\ Thomas W. Itin
                                          -------------------
                                          Thomas W. Itin

                              WHITNEY LYNNE HEBARD
                            IRREVOCABLE LIVING TRUST

      Dated: August 14, 1998                s\ Shirley B. Itin
                                          --------------------
                            Shirley B. Itin, Trustee

CUSIP No. 292906104                                           Page 23 of 23


                              GREGORY ROBERT HEBARD
                            IRREVOCABLE LIVING TRUST

      Dated: August 14, 1998                s\ Shirley B. Itin
                                          --------------------
                            Shirley B. Itin, Trustee

                                          ELINOR LEE ITIN
                            IRREVOCABLE LIVING TRUST

      Dated: August 14, 1998                s\ Shirley B Itin
                                          -------------------
                            Shirley B. Itin, Trustee

                                          LBO CAPITAL CORP.
                             a Colorado corporation

      Dated: August 14, 1998                s\ Thomas W. Itin
                                          -------------------
                            Thomas W. Itin, President

                                          WYATT OTTO ITIN
                            IRREVOCABLE LIVING TRUST

      Dated: August 14, 1998                s\ Shirley B Itin
                                          -------------------
                            Shirley B. Itin, Trustee

                                          TIMOTHY S. ITIN
                            IRREVOCABLE LIVING TRUST

      Dated: August 14, 1998                s\ Shirley B Itin
                                          -------------------
                            Shirley B. Itin, Trustee

                                          NINA B. ITIN
                            IRREVOCABLE LIVING TRUST

      Dated: August 14, 1998                s\ Shirley B Itin
                                          -------------------
                            Shirley B. Itin, Trustee

                            FIRST EQUITY CORPORATION

      Dated: August 14, 1998                s\ Shirley B Itin
                                          -------------------
                           Shirley B. Itin, President